                                  SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Gillette Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    (4) Proposed maximum aggregate value of transaction:
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    (5) Total Fee Paid:
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    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
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    (3) Filing Party:
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    (4) Date Filed:
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

[Gillette Logo]

The
Gillette
Company

       World-Class Brands, Products, People            Prudential Tower Building
                                                       Boston, MA 02199

       NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

       The 1999 Annual Meeting of the stockholders of The Gillette Company will be held at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts, on Thursday, April 15, 1999, at 10:00 a.m. for the following purposes:

           1. To elect four directors for terms to expire at the 2002 Annual Meeting of the stockholders.

           2. To vote on the approval of the appointment of auditors for the year 1999.

           3. To vote on the stockholder proposal described in the accompanying proxy statement, if the proposal is presented at the meeting.

           4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

       The Board of Directors has fixed the close of business on February 26, 1999, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at the above address.

       If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

       This year we are also offering most stockholders the opportunity to vote electronically via the Internet or by telephone. Please follow the detailed instructions enclosed.

       WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO VOTE EITHER ELECTRONICALLY, BY TELEPHONE, OR BY SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED.

       By order of the Board of Directors
       Jill C. Richardson, Secretary

       Boston, Massachusetts
       March 12, 1999

TABLE OF CONTENTS

                                                                            PAGE

Notice of Annual Meeting of the Stockholders

Introduction ..............................................................    1

ELECTION OF DIRECTORS (PROPOSAL NUMBER 1) .................................    1

Board Meetings and Committees .............................................    5

Director and Officer Stock Ownership ......................................    6

Company Transactions with Directors and Officers ..........................    7

Personnel Committee Report on Executive Compensation ......................    8

Comparative Five-Year and Ten-Year Investment Performance .................   12

Executive Compensation ....................................................   14

APPOINTMENT OF AUDITORS (PROPOSAL NUMBER 2) ...............................   17

STOCKHOLDER PROPOSAL (PROPOSAL NUMBER 3) ..................................   17

Additional Information ....................................................   20

[Gillette Logo]

The
Gillette
Company

       World-Class Brands, Products, People            Prudential Tower Building
                                                       Boston, MA 02199

       March 12, 1999

       PROXY STATEMENT

       INTRODUCTION
       This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for the 1999 Annual Meeting of the stockholders of the Company on April 15, 1999. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are being mailed to stockholders on or about March 12, 1999. You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided, or for most stockholders, by casting your vote electronically via the Internet or by telephone by following the detailed instructions enclosed. Casting your vote in advance will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by written notification to the Company's Transfer Agent, BankBoston, N.A., c/o EquiServe, P.O. Box 9374, Boston, Massachusetts 02205-9945, or by submitting a subsequent proxy.

       The enclosed proxy will also serve as a confidential voting instruction with respect to the Company's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by April 8, 1999, the shares allocated to the participant's account(s) and plan shares that have not been allocated to participant accounts will be voted on each issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

       1. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS

       The Board of Directors has nominated Warren E. Buffett, Michael B. Gifford, Carol R. Goldberg and Marjorie M. Yang to serve for terms that expire at the 2002 Annual Meeting of the stockholders. Information regarding the Board's four nominees to this class is set forth at page
       2. Information regarding the directors whose terms expire in 2000 and 2001 is set forth at pages 3 and 4.

       The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If any nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS

[Photo of Warren E. Buffett]
                WARREN E. BUFFETT                            Director since 1989
                Mr. Buffett, 68 years of age, is Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc., a company engaged in a number of diverse business activities, the most important of which is the property and casualty insurance business. Prior to assuming those positions in 1970, he was a general partner of Buffett Partnership, Ltd. He is a director of The Coca-Cola Company and The Washington Post Company.

[Photo of Michael B. Gifford]
                MICHAEL B. GIFFORD                           Director since 1993
                Mr. Gifford, 63 years of age, was Managing Director and Chief Executive of The Rank Organization plc, London, England, a leisure and entertainment company, from 1983 to 1996. He was Finance Director of Cadbury Schweppes plc from 1978 to 1983 and Chief Executive of Cadbury Schweppes Australia from 1975 to 1978. He is a director of English China Clays plc.

[Photo of Carol R. Goldberg]
                CAROL R. GOLDBERG                            Director since 1990
                Mrs. Goldberg, 67 years of age, is President of The Avcar Group, Ltd., a management consulting firm. She was President and Chief Operating Officer of The Stop & Shop Companies, Inc., a retail store chain, from 1985 to 1989. She joined Stop & Shop in 1959 and served in various management positions prior to her election as Executive Vice President and Chief Operating Officer in 1982. She served as a director of that Company from 1972 to 1989. She serves as a director of America Service Group, Inc., The Forum Corporation and Selfcare, Inc.

[Photo of Marjorie M. Yang]
                MARJORIE M. YANG                             Director since 1998
                Ms. Yang, 46 years of age, is Chairman of the Esquel Group of Companies, the largest garment manufacturer in Hong Kong, servicing the high-end cotton goods apparel market, since 1995. She has held various management positions within the Esquel Group since joining the company in 1978. She is a director of Wuxi International Service Pte. Ltd. She is also business advisor to the Chairman of SembCorp Industries Ltd. of Singapore; Director of Associates of Harvard Business School; and a member of the Advisory Board of the MIT/China International Management Education Project.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF THE STOCKHOLDERS

[Photo of Michael C. Hawley]
                MICHAEL C. HAWLEY                            Director since 1995
                Mr. Hawley, 61 years of age, is President and Chief Operating Officer. On February 18, 1999, the Board of Directors elected Mr. Hawley Chairman of the Board and Chief Executive Officer effective following the 1999 Annual Meeting of the stockholders on April 15, 1999. He joined the Company in 1961 and was named Business Development Manager for Gillette International in the United Kingdom in 1970. He served as General Manager of Gillette Colombia from 1972 until 1976, when he became Group General Manager of the Asia-Pacific Group, based in Sydney, Australia. In 1985 he was elected a Corporate Vice President, responsible for all blade, razor and writing instrument engineering, as well as technical support for Gillette factories worldwide. He served as President of Oral-B Laboratories from June 1989 until his election as Executive Vice President, International Group, in November 1993. In April 1995 he was elected President and Chief Operating Officer. Mr. Hawley is a director of Arthur D. Little, Inc., the John Hancock Mutual Life Insurance Company and Texaco, Inc.

[Photo of Herbert H. Jacobi]
                HERBERT H. JACOBI                            Director since 1981
                Mr. Jacobi, 64 years of age, is Chairman of the Supervisory Board of Trinkaus & Burkhardt KGaA, a German bank, since 1998. He was Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA, from 1981 to 1998. The Bank is a member of the HSBC Group. He was a managing partner of Berliner Handels- und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. Mr. Jacobi is a director of Atlanta AG; Braun GmbH, a Gillette subsidiary; Deutsche Borse AG; DROEGE & Comp.; Guyerzeller Bank AG; MADAUS AG; MPCT Solutions Corporation; and WILO-Salmson AG. He is also a member of the Partnership Council of Freshfields, a U.K. law firm. He is President of Deutsch-Amerikanische Vereinigung Steuben-Schurz e.v. and of the North Rhine-Westfalia Stock Exchange in Duesseldorf.

[Photo of Henry R. Kravis]
                HENRY R. KRAVIS                              Director since 1996
                Mr. Kravis, 55 years of age, is a General Partner of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. He is a director of Accuride Corporation; Act III Cinemas, Inc. Amphenol Corporation; Borden, Inc.; The Boyd's Collection Ltd.; Bruno's Inc.; Evenflo Company, Inc.; IDEX Corporation; KinderCare Learning Centers, Inc.; KSL Recreation Corporation; Newsquest PLC; Owens- Illinois, Inc.; PRIMEDIA, Inc.; Randall's Food Markets, Inc.; Regal Cinemas, Inc.; RELTEC Corporation; Safeway Inc.; Sotheby's Holdings, Inc.; and Spalding Holdings Corporation.

[Photo of Alexander B. Trowbridge]
                ALEXANDER B. TROWBRIDGE                      Director since 1990
                Mr. Trowbridge, 69 years of age, is President of Trowbridge Partners Inc., a management consulting firm. He was President of the National Association of Manufacturers, a trade organization, from 1980 through 1989. He was Vice Chairman of Allied Chemical Corporation (now Allied-Signal Corporation) from 1976 to 1980; President of The Conference Board, Inc. from 1970 to 1976; President of American Management Association from 1968 to 1970; and U.S. Secretary of Commerce from 1967 to 1968. Mr. Trowbridge is a director of Harris Corporation; ICOS Corporation; IRI International; New England Life Insurance Company; The Rouse Company; Sunoco, Inc.; and E.M. Warburg Pincus Counsellors Funds.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF THE STOCKHOLDERS

[Photo of Wilbur H. Gantz]
                WILBUR H. GANTZ                              Director since 1992
                Mr. Gantz, 61 years of age, is Chairman of the Board and Chief Executive Officer of PathoGenesis Corporation, a biopharmaceutical company. He served as President of Baxter International, Inc., a manufacturer and marketer of health care products, from 1987 to 1992. He joined Baxter International, Inc. in 1966 and held various management positions prior to becoming its Chief Operating Officer in 1983. Mr. Gantz is a director of W.W. Grainger and Company; Harris Bankcorp and Harris Trust and Savings Bank.

[Photo of Jorge Paulo Lemann]
                JORGE PAULO LEMANN                           Director since 1998
                Mr. Lemann, 59 years of age, is the founder and former Senior Partner of Banco de Investimentos Garantia S.A., a Brazilian investment bank, from 1976 to 1998. He is a board member and controlling stockholder of Compania Cervejaria Brahma, Brazil's largest brewery, Lojas Americanas S.A., a Brazilian discount department store chain, and G.P. Investimentos, a buyout and restructuring firm. He is also a board member of Fundacao Estudar, a provider of scholarships to needy students. Mr. Lemann is Chairman of the Latin American Advisory Board of the New York Stock Exchange and an International Advisory Board Member of Daimler-Chrysler.

[Photo of Richard R. Pivirotto]
                RICHARD R. PIVIROTTO                         Director since 1980
                Mr. Pivirotto, 68 years of age, is President of Richard R. Pivirotto Co., Inc., a management consulting firm. He served as President of Associated Dry Goods Corporation, a retail department store chain, from 1972 to 1976, and as Chairman of its Board of Directors from 1976 to February 1981. He is a director of CBS Corporation; General American Investors Company, Inc.; Greenwich Health Care Services, Inc., Immunomedics, Inc.; Infinity Broadcasting Company; New York Life Insurance Company; The Greenwich Bank & Trust Company; and Yale New Haven Health Services Corp.

[Photo of Alfred M. Zeien]
                ALFRED M. ZEIEN                              Director since 1980
                Mr. Zeien, 69 years of age, will retire as Chairman of the Board and Chief Executive Officer following the 1999 Annual Meeting of the stockholders on April 15, 1999. He plans to complete his current term as a director. He joined the Company in 1968 and served as Chairman of the Board of Management of Braun AG, a Gillette subsidiary, from 1976 to 1978 and as Senior Vice President, Technical Operations, from 1978 to 1981. He was elected Vice Chairman of the Board in 1981. In that capacity, he served as the Company's senior technical officer and headed the new business development group until November 1987, when he assumed responsibility for Gillette International and the Diversified Companies. He was elected President and Chief Operating Officer in January 1991 and Chairman and Chief Executive Officer in February 1991. Mr. Zeien is a director of BankBoston Corporation; BankBoston, N.A.; Massachusetts Mutual Life Insurance Company; Polaroid Corporation; and Raytheon Company.

BOARD MEETINGS
The Board of Directors held eleven meetings in 1998.

COMMITTEES OF THE BOARD
The Board of Directors has the following standing committees, which are composed entirely of directors who are not employees of the Company, except that the Chief Executive Officer is an ex officio member of the Executive Committee.

Audit Committee
The members are Mr. Trowbridge (Chairman), Mr. Gifford, Mr. Kravis, Mr. Lemann and Ms. Yang.

The Audit Committee recommends the appointment of the Company's independent auditors, meets with the auditors to review their report on the financial operations of the business, and approves the audit services and any other services to be provided. It reviews the Company's internal audit function and the performance and adequacy of the fund managers for the Company's benefit plans. It also reviews compliance with the Company's statement of policy as to the conduct of its business. Three meetings of the Committee were held in 1998.

Executive Committee
The members are Mr. Buffett (Chairman), Mrs. Goldberg, Mr. Pivirotto, Mr. Trowbridge and Mr. Zeien*.

The Executive Committee reviews and makes recommendations on the nature and scope of the Company's business, plans for future growth, senior management succession, governance, stockholder relations and, acting with the Finance Committee, significant capital investment proposals. The Committee has the added functions of recommending the composition and responsibilities of the Board and its committees and nominees for election as directors. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee in care of the Secretary of the Company. Eleven meetings of the Committee were held in 1998.

Finance Committee
The members are Mr. Jacobi (Chairman), Mr. Gantz, Mr. Gifford, Mr. Kravis, Mr. Lemann and Ms. Yang.

The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. Seven meetings of the Committee were held in 1998.

Personnel Committee
The members are Mr. Pivirotto (Chairman), Mr. Gantz, Mrs. Goldberg and Mr.
Jacobi.

The Personnel Committee reviews and makes recommendations to the management or Board on personnel policies and plans or practices relating to compensation. It also administers the Company's executive incentive compensation plans and approves the compensation of all officers and certain other senior executives. Nine meetings of the Committee were held in 1998.

*Mr. Hawley will succeed Mr. Zeien effective following the Annual Meeting of stockholders on April 15, 1999.

OUTSTANDING VOTING SECURITIES
On February 26, 1999, the record date for the 1999 Annual Meeting of the stockholders, there were outstanding and entitled to vote 1,107,183,549 shares of the $1 par value common stock of the Company, entitled to one vote per share, and 147,862 shares of Series C ESOP Convertible Preferred Stock, entitled to 80 votes per share. The holders of the Company's common and preferred stock vote together as one class on all matters being submitted to a vote of the stockholders at the 1999 Annual Meeting.

STOCK OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT AS OF FEBRUARY 26, 1999
A "beneficial owner" of stock is a person who has the power to control the voting decisions ("voting power") or the power to cause the sale of the stock ("investment power") directly, by contract or through other arrangements.

Berkshire Hathaway Inc. of 1440 Kiewit Plaza, Omaha, Nebraska 68131, through subsidiaries, is the largest beneficial owner of the Company's common stock with 96,000,000 shares or 8.7% of the outstanding common stock (and 8.6% of the voting power). One of its subsidiaries, National Indemnity Company of 3024 Harney Street, Omaha, Nebraska 68131, owns 60,000,000 shares or 5.4% of the outstanding common stock (and 5.4% of the voting power). Warren E. Buffett, a director of the Company, and trusts of which he is trustee but has no economic interest, beneficially own 31.5% of the capital stock of Berkshire Hathaway Inc. His wife, Susan T. Buffett, owns 2.4% of the capital stock of Berkshire Hathaway Inc.

State Street Bank and Trust Company ("State Street") P. O. Box 5029, Boston, Massachusetts 02101 is trustee of The Gillette Company Employee Stock Ownership Plan ("ESOP") and holds, for the accounts of plan participants, 147,862 shares of Series C ESOP Convertible Preferred Stock of the Company or 100% of that class of stock. This represents 1.1% of the voting power of the outstanding voting stock of the Company. State Street as trustee shares beneficial ownership of this class of stock with the plan participants.

The following table sets forth the number of Gillette shares beneficially owned on February 26, 1999, or such other date as noted, by (i) each director,
(ii) each of the executive officers named in the Summary Compensation Table at page 14 and (iii) all directors and current executive officers as a group. All individuals listed in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                                                                     Unrestricted Stock,     Option Shares     Deferred Stock and
                                                                     Beneficially Owned       Exercisable     Supplemental Savings
Name                                             Title of Class(1)    Excluding Options     Within 60 days      Plan Units(2)(3)
----                                             -----------------   ------------------     --------------    --------------------
Warren E. Buffett(4)                                  Common              96,001,873             28,000                7,698
Edward F. DeGraan(6)                                  Common                  42,733            302,000               12,344
                                                   Series C Pfd.                  23                --                 --
Wilbur H. Gantz                                       Common                   8,673             28,000                3,230
Michael B. Gifford                                    Common                   3,039             24,000                2,779
Carol R. Goldberg(5)                                  Common                  18,687             28,000                7,703
Michael C. Hawley(6)                                  Common                 141,640            741,332                8,918
                                                   Series C Pfd.                  23                --                 --
Herbert H. Jacobi                                     Common                  28,281             28,000                7,261
Robert G. King(6)(8)                                  Common                  71,349            280,000                6,783
                                                   Series C Pfd.                  21                --                 --
Henry R. Kravis(7)                                    Common              51,399,198              8,000                2,669
Jorge Paulo Lemann                                    Common                 172,300              4,000                1,103
Archibald Livis(6)                                    Common                 351,455             29,332               19,967
                                                   Series C Pfd.                  21                --                 --
Richard R. Pivirotto                                  Common                   8,272             28,000                9,948
Alexander B. Trowbridge                               Common                   3,873             27,200                5,582
Marjorie M. Yang                                      Common                   4,000                  0                  899
Alfred M. Zeien(6)                                    Common               1,559,224          2,609,666               92,234
                                                   Series C Pfd.                  21                --                 --
All directors and current                             Common             149,941,403          4,948,977              216,731
executive officers as a group(6)(9)(10)            Series C Pfd.                 181                --                 --


------------
 (1) Except as indicated in notes (4), (7) and (10) below, the total number of shares beneficially owned in each class constitutes less than 1% of the outstanding shares in that class.

 (2) Fifty percent of Board retainer fees is paid to directors in deferred stock units and directors may elect to defer payment of up to 100% of cash retainers and fees to a deferred stock unit account or to a cash account as described on page 8. Those directors who were entitled to pension benefits under the terminated retirement plan for directors, have converted the value of those vested benefits into deferred stock units. Deferred stock units have no voting power. The directors are fully at market risk with respect to their deferred stock units.

 (3) Includes Supplemental Savings Plan units held under the Company's Supplemental Savings Plan, an excess benefit plan. The Supplemental Savings Plan units have no voting power. The executive officers are fully at market risk with respect to the units under the Supplemental Savings Plan.

 (4) Mr. Buffett shares voting and investment power over the 96,000,000 shares (8.7%) of the common stock of the Company owned by subsidiaries of Berkshire Hathaway Inc.

 (5) Mrs. Goldberg shares voting and investment power, as a trustee of family charitable trusts and foundations in which she has no economic interest, over 9,910 shares as of January 31, 1999, and disclaims beneficial ownership with respect to such shares.

 (6) Includes common stock held under the Employees' Savings Plan. Plan participants may direct the voting of shares held in their accounts, in accordance with the shared voting procedure described at page 1, and share investment power with the plan's trustees in accordance with the terms of the plan.

 (7) Mr. Kravis is a general partner of KKR Associates, L.P. which owns, through two partnerships, 51,308,798 shares or 4.6% of the Company's outstanding common stock. 90,400 shares are held by a trust for the benefit of Mr. Kravis' family. Mr. Kravis disclaims beneficial ownership with respect to all the shares.

 (8) Mr. King disclaims beneficial ownership over 16,600 shares.

 (9) Another executive officer shares voting and investment power, as a trustee of a charitable trust in which he has no economic interest, over 2,940 shares, and disclaims beneficial ownership over 9,902 shares.

(10) The number of common shares beneficially owned by all directors and current executive officers as a group represents 13.9% of the outstanding common stock.

COMPANY TRANSACTIONS WITH DIRECTORS AND OFFICERS
Berkshire Hathaway Inc.
The Company and Berkshire Hathaway Inc. ("Berkshire Hathaway") entered into an agreement on July 20, 1989 under which Berkshire Hathaway acquired $600 million worth of Convertible Preferred Stock of the Company. That stock was later converted to common stock. At the time of the agreement, the Company's management consulted with independent advisors concerning the terms of the agreement and determined that the terms were fair to the Company. The key terms of the agreement are as follows:

    o Until July 20, 1999, Berkshire Hathaway will not purchase additional Company stock which will give it more than 14.1% of the total voting power, unless approved by the Board;

    o Until July 20, 1999, Berkshire Hathaway will not participate with another group in a proxy contest with respect to the Company, unless approved by the Board;

    o Berkshire Hathaway will not knowingly sell Company stock representing more than 3% of the voting power to any one person, except under certain circumstances related to a change of control;

    o The Company has the right of first refusal to buy Company stock held by Berkshire Hathaway;

    o If the Company does not exercise its right of first refusal, Berkshire Hathaway can demand that the Company register the Company stock held by Berkshire Hathaway for public offerings under the Securities Act of 1933; and

    o While Berkshire Hathaway owns at least 5% of the voting power of the Company's stock, the Company's directors will use their best efforts to secure the election to the Board of Mr. Buffett, or another person nominated by Berkshire Hathaway acceptable to the Company.

KKR Associates, L.P.
As a result of the merger of Duracell International Inc. ("Duracell") into the Company on December 31, 1996, KKR Associates, L.P., of which Mr. Kravis is a general partner, and its limited partnerships, KKR Partners II, L.P. and D.I. Associates, L.P. ("KKR"), and the Company entered into agreements with the following key terms:

    o KKR can demand on no more than five occasions (four remaining) that the Company register its stock held by KKR under the Securities Act of 1933, or KKR can "piggyback" on other registrations filed by the Company;

    o The Company will indemnify KKR against certain liabilities arising out of the merger with Duracell; and

    o The Company will indemnify the former officers, employees and directors of Duracell, including Mr. Kravis, against certain liabilities arising out of the merger.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Compensation of non-employee directors consists of the following components:

    o Annual retainer: $35,000 in 1998 ($42,000 in 1999)

    o Meeting attendance fee: $1,200 per meeting of the Board and Committees

    o Additional annual retainer of Committee chairpersons: $4,000 in 1998 ($5,000 in 1999)

In order to align the interests of the directors with those of the stockholders, 50% of annual Board retainer fees is paid in deferred stock units. In addition, the directors may elect to defer payment of all or any portion of the cash retainers or cash fees to a deferred stock unit account or to a cash account until after retirement or resignation from the Board or until an earlier change in control. Each deferred stock unit is treated as equivalent to one share of the Company's common stock, and the directors receive dividend equivalent units as dividends are paid and appreciation or depreciation, if any, in the market value of the stock. Deferred cash accounts accrue interest equivalents.

As an additional way of increasing the directors' stake in the Company, since 1992 non-employee directors receive an automatic stock option grant to purchase 4,000 shares (adjusted for stock splits in 1995 and 1998) of common stock effective two business days following the date of the annual meeting of the stockholders at a price equal to the fair market value on the date of grant. In 1998 the grants were made on April 20 at a price of $59.83 per share. The terms of the options are generally similar to those granted to employees as described at page 15.

In 1998, Mr. Jacobi received director fees totaling $12,218 for his services as a director of Braun GmbH, formerly Braun AG.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Executive Compensation
The Company's executive compensation program consists of both fixed compensation (salary and benefits) and short and long-term incentive compensation (bonus, stock options) designed to achieve the following objectives:

    o attract and retain highly qualified executives;

    o motivate the executives to achieve the Company's short and long-term financial and other qualitative goals;

    o recognize individual contributions as well as overall business results;

    o link total executive compensation to the overall business results.

Each executive's total compensation depends upon the executive's performance against specific objectives assigned at the beginning of each year. These objectives are designed to achieve the goals of the Company's Strategic Business Plan. These objectives include both quantitative factors related to the Company's short-term financial objectives and qualitative factors such as
(a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies and (d) anticipation of and response to changing market and economic conditions, which will enhance the Company's ability to sustain its profit growth over the long-term.

The specific components of the Company's executive compensation program are:

    o Base salary -- a salary range is assigned under a world-wide system of job evaluation based on level of responsibility, qualifications and experience, and the need to provide, together with the Incentive Bonus Plan, competitive direct compensation.

    o Incentive Bonus Plan -- awards may be granted to eligible employees based upon the level of achievement against individually assigned objectives and Company goals for the year.

    o Stock Option Plan -- grants are intended to provide long-term incentives for the achievement of the Company's Strategic Business Plan.

In addition, each executive may participate in Company benefit plans including the Executive Life Insurance Program and Estate Preservation Plan as well as broad-based plans including the Employees' Savings Plan, Employee Stock Ownership Plan and Retirement Plans. Information on these plans and programs is found in the footnotes to the Summary Compensation Table at page 14.

The Personnel Committee approves the base salary of all executive officers and, in its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Stock Option Plan.

Under the Incentive Bonus Plan, the Personnel Committee establishes bonus pools based on budgeted goals set at the beginning of each year relating to profit from operations, return on assets and sales, and establishes the minimum, budgeted and maximum Company-wide aggregate bonus pools that may be earned depending upon the level of achievement of the goals.

Company goals are translated to operating unit, staff and individual objectives and assigned to executives under the Company's management by objectives program. Each year a range is established (as a percentage of year-end salaries) for the bonus awards based upon the performance of each executive officer against individually assigned objectives for the year, with the Committee having discretion to award a higher amount under special circumstances.

At the time the goals are set, a reserve may be established by the Committee from which bonuses may be awarded to eligible employees who have made significant contributions toward achievement of assigned objectives even if the Company goals are not met. In addition, the Committee may, within certain limits, carry forward a portion of the bonus pool earned in any year for its discretionary use in the future.

Each year the Personnel Committee receives a report prepared by independent compensation consultants (Hewitt Associates) which assesses the competitiveness of the Company's executive compensation program when compared to the Company's Compensation Peer Group which includes most of the companies listed on page 12 of this proxy statement plus other companies with which the Company competes for executive talent. This information is used to help the Committee determine whether there is a need to make prospective adjustments to the compensation of executive officers.

In 1998, there were a number of notable achievements that positioned the Company for strong growth in the near and long term, even though world economic conditions had an impact on 1998 results.

    o As a truly global company, Gillette markets its products in virtually every country. Much of the recent growth in sales and profits has been driven by the phenomenal results achieved by the Company's operations in emerging markets such as Russia, Asia Pacific and the former Eastern Bloc countries. Economic chaos in these and certain other key markets such as Brazil was unpredictable and longer lived than expected. However, under Mr. Zeien's leadership, and due to the international experience of the senior management team, the strength of the local management and the Company's long experience dealing with economic uncertainties, the fundamentals of the Company's business remain strong. It is anticipated that Gillette's operations in those countries most severely affected by this year's economic difficulties will emerge well positioned to enter the new millennium.

    o One of the most notable accomplishments during 1998 was the highly successful introduction of the MACH3 shaving system in the U.S. and Europe. By the end of 1998, MACH3 had achieved a 15% share of the U.S. blade market and a 55% share of the U. S. razor market with comparable or higher shares in the European markets where it was launched, eclipsing the results achieved by the very successful Sensor shaving system when it was launched in 1990. In the first six months, worldwide sales of the MACH3 razor have exceeded the cumulative sales of the original Sensor razor in its first two years.

    o The successful May launch in the U.S. and roll out into Europe of Duracell Ultra, the first battery specifically designed for high technology consumer devices, represents the initial step in the implementation of a tiered product line strategy in the consumer battery business. This strategy resulted in improved market share for Duracell in the highly competitive alkaline market segment.

    o New product activity continued at a record pace in 1998, with more than 20 major new product introductions. In 1998, for the fifth consecutive year, more than 40% of the Company's sales came from products introduced in the last five years, reflecting the effectiveness of the ongoing investment in the three key growth drivers: research and development, capital spending and advertising.

    o In 1998, the business continued to expand through acquisitions including the Geep battery business in India and the Rocket battery business in South Korea, the world's fifth largest consumer battery market.

    o In September, the Company announced a major reorganization that includes a new management structure, a consolidation of commercial and administrative operations, and a realignment of worldwide manufacturing operations. This new management structure will strengthen the Company's well-established global business management focus for each of the six core business categories. Global Business Management groups will have responsibility for global product line strategies, consumer marketing, research and development, manufacturing and technical support operations, allowing the Company to more effectively leverage its resources and respond more quickly to changing business conditions. The new structure also includes two commercial operations groups, responsible for selling the entire range of Gillette products in their respective geographic regions.

Section 162(m) of the Internal Revenue Code
This section limits the deductibility of certain compensation to the chief executive officer and the next four most highly paid executive officers in excess of $1 million. Wherever possible, the Personnel Committee seeks to have all compensation treated as tax-deductible compensation. The grants under the Stock Option Plan are treated as tax-deductible compensation. However, the Personnel Committee has determined that an amendment of the Incentive Bonus Plan to meet the requirements for tax-deductibility under this section would require changes which would be inconsistent with the compensation policies underlying the plan, specifically, in addition to objective financial criteria, performance against qualitative criteria which are established to ensure profitable growth in the long-term.

Compensation of Chief Executive Officer
Mr. Zeien's compensation, like that of the other executive officers of the Company, is determined in accordance with the policies set forth above. As the Company's Chief Executive Officer, his leadership has been a significant factor in the achievement of the Company's goals. In addition, Mr. Zeien has been an exceptionally effective spokesman for the Company to its numerous external constituencies concerning the Company's many strengths and prospects for the future. Under his leadership, the Company has a well-developed management succession plan and Mr. Zeien continues to lead the Company in the fulfillment of its mission as established at the outset of his tenure.

The Committee set Mr. Zeien's base salary at or above the median of salaries of chief executive officers of the companies in the Compensation Peer Group.

Mr. Zeien's 1998 bonus was based on his successful leadership in managing the Company's worldwide business through a particularly difficult world economic situation and in consideration of the additional factors set forth above.

The June 1998 stock option granted to Mr. Zeien was based on the Committee's judgment that, as the only long-term incentive offered to executive officers, it was competitive in value with long-term incentives granted to the chief executive officers of the companies in the Compensation Peer Group as well as other leading chief executive officers.

                                               Richard R. Pivirotto (Chairman)
                                               Wilbur H. Gantz
                                               Carol R. Goldberg
                                               Herbert H. Jacobi

GILLETTE COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE
The following chart compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1993 through December 31, 1998, with a similar investment in the Standard & Poor's 500 Stock Index and with a peer group consisting of eight consumer products companies that have one or more product lines which compete against the Company's products on a global basis. The cumulative return includes reinvestment of dividends.


--------------------------------------------------------------------------------
                          1993      1994      1995      1996      1997      1998
                          ----      ----      ----      ----      ----      ----
Gillette                  $100      $127      $179      $269      $351      $338
Peer Group                $100      $114      $155      $197      $288      $372
S&P 500                   $100      $101      $139      $171      $228      $293
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Peer Group Companies:
---------------------
Colgate-Palmolive Company     Philips Electronics N.V.    Unilever N.V.
Johnson & Johnson             Procter & Gamble Company    Warner-Lambert Company
Newell Co.                    Ralston-Purina Company
--------------------------------------------------------------------------------

The list of Peer Group companies has been updated to reflect changes in the business of the Peer Group and the Company over time. It is the Company's intention to include companies that have one or more product lines which compete against the Company's products on a global basis. The following companies have been deleted from the Peer Group for the reasons indicated:
Avon Products, Inc. (since the sale of Jafra, the Company no longer competes in the sale of cosmetics products); The Black & Decker Corporation (sold its line of small household appliances in 1998); Bristol-Myers Squibb (sold its Ban deodorant product line in 1998); Pfizer Inc. (focused its business on pharmaceutical products); and Rubbermaid Incorporated (sold its office products business and announced its merger with Newell Co.). The following companies have been added to the Peer Group for the reasons indicated: Philips Electronics N.V. (markets electric shavers and small household appliances and consumer batteries); Unilever N.V. (markets several lines of toiletries); and Newell Co. (markets a full range of stationery products). Had the former Peer Group been used for the performance graph in this year's proxy statement, the values of the cumulative return to investors in the Peer Group index would have been as follows: 1993 (100), 1994 (112), 1995 (164), 1996 (211), 1997
(330) and 1998 (452). A ten-year graph using the new Peer Group has also been added for a longer-term comparison.

GILLETTE COMPARATIVE TEN-YEAR INVESTMENT PERFORMANCE

--------------------------------------------------------------------------------
                        1988      1990      1992      1994       1996      1998
                        ----      ----      ----      ----       ----      ----
Gillette                $100      $196      $363      $490      $1,038    $1,300
Peer Group              $100      $168      $216      $261      $  452    $  852
S&P 500                 $100      $128      $179      $199      $  337    $  577
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION
The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

Summary Compensation Table
                                                                                                  Long-Term
                                                     Annual Compensation                        Compensation
                                   ---------------------------------------------------------    ------------
                                                                                  Other          # of Stock        All Other
Name and Principal                                                                Annual          Options       Compensation
Position                             Year          Salary          Bonus      Compensation(1)      Granted       (2),(iv),(v)
-----------------                    ----          ------          -----      ---------------      -------       ------------
Alfred M. Zeien                      1998        $1,625,000      $1,375,000          --            800,000         $662,525
Chairman and Chief                   1997         1,466,667       1,950,000          --            700,000          737,497
  Executive Officer                  1996         1,275,000       1,700,000          --            700,000          690,367

Michael C. Hawley                    1998        $  770,000      $  475,000          --            250,000         $ 81,604
President and Chief                  1997           683,333         675,000          --            250,000           84,392
  Operating Officer                  1996           606,666         535,000          --            200,000           84,172

Edward F. DeGraan                    1998        $  423,000      $  210,000          --            100,000         $ 41,376
Executive Vice President             1997           388,000         240,000          --            100,000           66,218

Robert G. King                       1998        $  502,083      $  175,000          --            120,000         $ 46,508
Executive Vice President             1997           463,750         260,000          --            150,000           47,025
                                     1996           385,000         240,000          --            120,000           42,912

Archibald Livis                      1998        $  530,000      $  170,000       $128,219         130,000         $ 46,466
Executive Vice President

------------
(1) Other Annual Compensation amounts represent taxes reimbursed by the Company relating to non-deductible relocation expenses incurred by the named individuals.

(2) The amounts reported as All Other Compensation include the following payments or accruals under the Company's benefit and incentive plans:

                                               Company             Savings Plan             Value of          Value of Executive
                                          Contributions to           Match on             Series C ESOP         Life Insurance
                                          Savings Plans(i)       Deferred Bonuses     Shares Allocated(ii)       Premiums(iii)
                                          ----------------       ----------------     --------------------    ------------------
Alfred M. Zeien                                $81,250                $68,750                $7,705                 $4,820
Michael C. Hawley                               72,250                  --                    7,804                  1,550
Edward F. DeGraan                               33,150                  --                    7,804                    422
Robert G. King                                  38,104                  --                    7,705                    699
Archibald Livis                                 37,000                  --                    7,705                  1,761

    (i) Company contributions during 1998 under the Employees' Savings Plan and Supplemental Savings Plan.

   (ii) Company contribution during 1998 of Series C preferred shares under the Employee Stock Ownership Plan.

  (iii) Value of premiums paid by the Company during 1998 under the Executive Life Insurance Program. The program provides coverage during employment equal to 4 times annual salary, subject to a minimum and maximum ($2,000,000) with the participant paying the premium for the lesser of two times salary or $250,000. During retirement, a Company-paid death benefit equal to annual salary, subject to a maximum ($500,000), continues in effect.

   (iv) The named executives are eligible to participate in a Company sponsored Estate Preservation Plan. The Company and the executive officer share equally the cost of a $1,000,000 life insurance policy payable on the death of the survivor of each executive and his or her spouse. The Company contributes its share of the premiums during the first five years of the policy and recovers its contribution at the end of a 15-year period, or if earlier, when the survivor of the executive and the executive's spouse dies. No premiums were paid by the Company for the named executives during 1998.

   (v) Includes an additional payment of $500,000 awarded to Mr. Zeien on February 20, 1997, and vesting on February 28, 1998, by the Personnel Committee and approved by the Board, as an incentive for him to remain as Chairman of the Board and Chief Executive Officer of the Company through February 28, 1998. Similar amounts were reported in 1997 and 1996.

Stock Options Granted in 1998

                                                                                                                  Grant Date
                                      Individual Grants                                                              Value
-------------------------------------------------------------------------------------------------------------   --------------
                                                   % Of Total
                                Number Of         Options Granted                                                  Grant Date
                                 Options           To Employees            Per Share                             Present Value
Name                           Granted(1)             In 1998           Exercise Price        Expiration Date        ($)(2)
----                           ----------         ---------------       --------------        ---------------    --------------
Alfred M. Zeien                 300,000               2.74%                $53.78                2/22/08          $4,044,416
                                500,000               4.57%                 56.41                6/17/08           7,068,010

Michael C. Hawley               250,000               2.28%                 56.41                6/17/08           3,534,005

Edward F. DeGraan               100,000               0.91%                 56.41                6/17/08           1,413,602

Robert G. King                  120,000               1.10%                 56.41                6/17/08           1,696,322

Archibald Livis                  30,000               0.27%                 58.44                4/30/08             450,333
                                100,000               0.91%                 56.41                6/17/08           1,413,602

------------
(1) Options granted in 1998, the material terms of which follow, were made under the 1971 Stock Option Plan.

    o Grants to executive officers were a combination of incentive stock options (subject to limitations imposed by U.S. tax law) and non-incentive stock options, while grants to non-employee directors were non-incentive options.

    o Exercise price is the average of the high and low prices of Gillette common stock on the date of grant.

    o Options granted to employees become exercisable in one third increments over the first three anniversaries of the grant. Options granted to non-employee directors fully vest one year from grant.

    o Options remain exercisable for ten years from the date of grant during employment. The post retirement exercise period for employees is five years and for non- employee directors is three years, subject to the maximum ten year life noted above. If employment is terminated within one year of a change in control, options not otherwise exercisable at termination of employment become immediately exercisable.

(2) The grant date value for each option was determined using a Black-Scholes option pricing model.

        The principal assumptions used in the model were:

        Expiration Date                      2/22/08     4/30/08      6/17/08
        ---------------                      -------     -------      -------
        Stock Price Volatility                 19.03%       19.28%       19.19%
        Dividend Yield                          0.95%        0.87%        0.90%
        Risk Free Rate of Return                5.80%        5.90%        5.68%
        Expected Life                      4.53 Years   4.53 Years   4.53 Years

        The model generates a theoretical value based on the above assumptions.
        The value is not intended to predict future prices of the Company's common stock.
        There can be no assurance that the above values or any other value will be achieved.

        The actual value will be dependent upon:

            o The future price of the stock.

            o Overall stock market conditions.

            o Continued service with the Company.

Aggregated Stock Option Exercises During 1998 And 1998 Year-End Stock Option Values

                                                                                                            Total Value
                                                                                                           Of Unexercised
                           Number Of                                  Number Of Unexercised              In-The-Money Stock
                       Shares Underlying         Value                  Stock Options Held                 Options Held At
     Name              Options Exercised      Realized(1)               At Fiscal Year-End                 Fiscal Year-End
     ----              -----------------      -----------          -------------------------------       ------------------
Alfred M. Zeien             125,000           $5,328,098           Exercisable           2,509,666           $58,913,046
                                                                   Unexercisable         1,133,334               271,667

Michael C. Hawley                 0                    0           Exercisable             741,332            17,555,771
                                                                   Unexercisable           416,668               135,834

Edward F. DeGraan            11,000              523,669           Exercisable             302,000             8,036,815
                                                                   Unexercisable           160,000                48,900

Robert G. King               64,120            2,240,011           Exercisable             280,000             4,968,050
                                                                   Unexercisable           200,000                65,200

Archibald Livis             237,000            8,410,135           Exercisable              29,332                23,906
                                                                   Unexercisable           188,668                47,814

------------
(1) The amounts shown are the total values realized by the named persons on exercises of options held for periods ranging from 2 to 9 years. The annualized values for the options exercised, calculated by dividing the total value realized by the number of years from the date of grant to the date of exercise, are as follows: Mr. Zeien $888,016, Mr. DeGraan $58,185, Mr. King $642,747 and Mr. Livis $2,964,761.

Retirement Plan
The following table sets forth the total annual pension benefits payable in the form of a straight-life annuity before reduction for social security benefits for employees who retire at or after age 65 under the Company's Retirement Plan and Supplemental Retirement Plan.*

                                               Annual Pension
                                ---------------------------------------------
 Average Annual Compensation                                     25 Years or
      Used as Basis for         15 Years of      20 Years of         More
      Computing Pension           Service          Service        of Service
 ---------------------------    -----------     -----------      ------------
         $  400,000              $  120,000      $  160,000      $  200,000
            800,000                 240,000         320,000         400,000
          1,200,000                 360,000         480,000         600,000
          1,600,000                 480,000         640,000         800,000
          2,000,000                 600,000         800,000       1,000,000
          2,400,000                 720,000         960,000       1,200,000
          2,800,000                 840,000       1,120,000       1,400,000
          3,200,000                 960,000       1,280,000       1,600,000
          3,600,000               1,080,000       1,440,000       1,800,000
          4,000,000               1,200,000       1,600,000       2,000,000

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee's average annual compensation (salary and bonus) during the five calendar years of highest compensation included in the last ten calendar years of employment, minus 75% of primary social security benefits.

*Since the Retirement Plan was adopted, certain limitations have been imposed on the amount of benefits which may be paid under tax-qualified plans. As permitted by law, the Company adopted the Supplemental Retirement Plan for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the basis approved by the stockholders, as described above.

As of December 31, 1998, the persons named in the Summary Compensation Table at page 14 had the following years of service under the Retirement Plan: Mr. Zeien 31 years; Mr. Hawley 35 years; Mr. DeGraan 31 years; Mr. King 30 years and Mr. Livis 39 years.

Change in Control and Severance Arrangements
A change in control is defined in certain of the Company's benefit plans and, in general, means those events by which control of the Company passes to another person or corporation. The Board of Directors has adopted a severance pay and benefit arrangement to become effective in the event of a change in control. In general, the arrangement would obligate any acquirer to continue long-standing Gillette practice regarding severance payments to terminated employees. Severance payments to U.S. employees whose employment is terminated under certain circumstances after a change in control would be based on seniority and position level, subject to a minimum for certain key employees, including certain executive officers. Severance payments to employees in foreign countries would comply with local law and follow past Gillette practice.

The maximum amount payable under the severance pay arrangement, including any benefit plan payments resulting from a change in control, is 2.99 times average annual compensation for the five-year period preceding termination of employment. For most employees, including the named persons, it is unlikely that payments would reach the maximum. The aggregate of severance pay excluding benefit plan payments to the persons named in the Summary Compensation Table at page 14 on December 31, 1998, in the event of a change in control on that date, would have been $7,856,000, or 2 times the amount of their base salary on that date. In general, benefit plan payments resulting from a change in control are dependent upon salary, but vary with seniority and position level.

2.  APPOINTMENT OF AUDITORS
On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed KPMG Peat Marwick LLP as auditors for the year 1999, subject to approval by the stockholders. KPMG Peat Marwick LLP has audited the books of the Company for many years.

Representatives of KPMG Peat Marwick LLP will attend the 1999 Annual Meeting of the stockholders, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders. Should the appointment of auditors be disapproved by the stockholders, the Board of Directors will review its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

3.  STOCKHOLDER PROPOSAL
Certain stockholders have submitted the proposal set forth below that will be voted upon at the 1999 Annual Meeting of stockholders if presented by its proponents. The Company will furnish the names and addresses of the stockholders submitting the proposal to any person requesting such information.

"ENDORSEMENT OF THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS:

All leaders of industry in the United States, including leaders of The Gillette Company, now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

The integrity, utility, and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of generally accepted environmental disclosure standards.

The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporation in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

CERES has also gathered leading international organizations, including the United Nations Environmental Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through:

1) protection of the biosphere;
2) sustainable use of natural resources;
3) waste reduction;
4) energy conservation;
5) risk reduction;
6) safe products and services;
7) informing the public;
8) management commitment;
9) audits and reports.

(The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES; 11 Arlington Street; Boston, Massachusetts 02116; (617) 247-0700; or at www.ceres.org).

RESOLVED: Shareholders request that Gillette endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                             SUPPORTING STATEMENT

Recent studies show that the integration of environmental commitment into business operations provides a competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

Given investors" needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

The goal of the CERES Principles is continuous improvement in corporate environmental performance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

Your vote FOR this resolution serves the best interests of Gillette and its shareholders."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE REASONS SET FORTH BELOW.

The Company has long been recognized as an innovative leader in protecting the environment. This is attested to by awards and acknowledgments from the U.S. Environmental Protection Agency, the Massachusetts Department of Environmental Protection and many other agencies and organizations. The Company has been a model of environmental self-regulation and innovative solutions, frequently consulted by the governments and other organizations around the world for its advice on self-audit and compliance programs. THE COMPANY'S ENVIRONMENTAL STANDARDS ARE FAR MORE STRINGENT THAN THOSE CURRENTLY ESPOUSED BY CERES. There is a wide range of organizations and agencies throughout the world with equally effective environmental principles and guidelines. It is the Company's policy to choose the best of those guidelines appropriate to its industry segments and its own unique operations. The Company has published its own environmental report every two years since 1992 using the Public Environmental Reporting Initiative report format. Based upon independent assessments, the Company believes that its report is more informative, accountable and user-friendly than the CERES report.

For the following reasons the Company believes that endorsement of the CERES principles would not be in the best interest of its stockholders:

    o THE VAST MAJORITY OF LEADING COMPANIES HAVE NOT ENDORSED THE CERES ORGANIZATION. CERES has been unable to obtain support from more than a handful of companies. It bears noting that CERES is not governed in a participative manner; the affected companies have no role in determining CERES policies.

    o ON ENVIRONMENTAL MATTERS, THE COMPANY SEEKS TO HAVE THE FRUITS OF ITS INVESTMENTS BENEFIT THE ENTIRE COMMUNITY RATHER THAN A PRIVATE ORGANIZATION, by partnering with public organizations as it has in the following projects:

      - Environmental Protection Agency's Environmental Leadership Program
        (1997).

      - Massachusetts Department of Environmental Protection joint audit of the Company's Andover, MA and S. Boston, MA plants showcasing the Company's auditing program.

    o GILLETTE IS AN INNOVATOR IN ENVIRONMENTAL PROTECTION:

      - Adopted a Pollution Prevention Control Code in 1970.

      - Adopted world-wide environmental standards and auditing programs in 1974.

      - In 1991, declared an explicit corporate mission to "conserve natural resources and ... continue to invest in a better environment."

      - Internally developed and installed at all blade manufacturing plants world- wide an aqueous blade-washing system replacing solvents.

      - Adopted a Pollution Prevention Program in 1990 that achieved a 50% reduction in emissions in 1992 - five years ahead of the plan.

      - One of the first Standard & Poor's 500 companies to report its environmental record - beginning in 1992.

    o GILLETTE IS AN ENVIRONMENTAL LEADER:

      - One of only 10 companies nationally to be invited by the U.S. Environmental Protection Agency to participate in the first phase of its Environmental Leadership Program.

      - Received the New England Council's Global Environmental Award in 1995.

      - Was named one of the Environmental Protection Agency's New England Environmental Champions for Energy Efficiency in 1995.

      - Received a Certificate of Performance from the U.S. Environmental Protection Agency in 1998 for enhancing energy efficiency and reducing greenhouse gasses as a Partner in the "Climate Wise" program.

    o GILLETTE'S ENVIRONMENTAL HEALTH AND SAFETY REPORT IS SUPERIOR TO THE CERES
      REPORT:

      - Includes other issues such as "environmentally sensitive" transportation and packaging programs and employee health and safety programs.

      - Is verified by a third party.

      - Includes negative issues.

    o THE COSTS OF REPORTING IN THE CERES FORMAT CANNOT BE JUSTIFIED.

    o The Company publishes other specialized reports including, from an environmental standpoint, its Energy and Water Usage Report.

    o The Company was ranked 24th in the 1998 Fortune List of Most Admired Companies in the category of "responsibility to the community and environment."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

SOLICITATION OF PROXIES
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram, telefax and telephone. The Company has retained Georgeson & Company Inc., a proxy solicitation firm, to assist in the solicitation of proxies using the means referred to above at a cost of $18,000 plus reasonable expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. In addition, directors, officers and other regular employees of the Company may request the return of proxies by telephone or telegram, telefax or in person.

VOTING OF PROXIES
Under the by-laws of the Company, as permitted by Delaware law, the required quorum for the meeting is 33 1/3% in interest of the shares outstanding and entitled to vote at the meeting, a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office and an affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of proposals 2 and 3.

When your proxy is returned properly signed or you have voted via the Internet or telephone, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for proposals 1 and 2 and against proposal 3. If a proxy or ballot indicates that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether any of the proposals are approved under Delaware law and the by-laws of the Company.

CONFIDENTIAL VOTING
The Board of Directors has determined that the Company's confidential voting policy employed for the last several years will apply to the 1999 Annual Meeting. The Company's policy requires that proxies and ballots be kept confidential from officers, directors and employees of the Company and from third parties. Certain outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Company employees, directors or officers, may be permitted access to proxies and ballots to facilitate their participation in soliciting proxies and conducting the meeting. The policy will not prevent Company officers, directors or other employees or representatives from determining which stockholders have not voted so that they can be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement. The voting instructions of participants in employee benefit plans will be kept confidential from officers, directors and employees of the Company and from third parties.

ANNUAL REPORT
The Annual Report of the Company for the year ended December 31, 1998, is being mailed with this proxy statement.

STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 2000 Annual Meeting of the stockholders must be received by the Company on or before November 12, 1999.

In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company 45 days in advance of the mail date of the prior year's proxy statement, or by January 27, 2000, to be considered for the 2000 Annual Meeting of the stockholders. The requirements for submitting such proposals are set forth in the Company's by-laws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
On two occasions Mrs. Goldberg filed late reports covering previously unreported transactions involving the common stock of the Company made without her knowledge and contrary to her instructions by family partnerships and her spouse's IRA. She notified the Company of the inadvertent violations of
Section 16(b) and has paid the short swing profit generated by the transactions to the Company.

OTHER MATTERS
Except for matters described in this proxy statement, the Board of Directors does not know of any matter that will or may be presented at the meeting. With respect to any such proposals not now known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

[Recycle Logo] Printed on Recycled Paper                               450-PS-98

[Logo] The Gillette Company         PROXY              Prudential Tower Building
                                                                Boston, MA 02199

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned (a) revokes all prior proxies and appoints and
P authorizes Jill C. Richardson and Robert E. DiCenso and each of them with power of substitution, as the Proxy Committee, to vote the stock of the undersigned at the 1999 Annual Meeting of the stockholders of The Gillette
R Company on April 15, 1999, and any adjournment thereof, as specified on the reverse side of this card on proposals 1 through 3 and in their discretion on all other matters incident to the conduct of the meeting
O and, if applicable, (b) directs, as indicated on the reverse, the voting of the shares allocated to the benefit plan account(s) of the undersigned at the 1999 Annual Meeting and at any adjournment thereof. Plan shares for
X which no directions are received and unallocated plan shares will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have
Y been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on other matters incident to the conduct of the meeting and any adjournment thereof.

---------------                                                  ---------------
  SEE REVERSE                                                      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  ---------------
      (Important - To be signed and dated on reverse side)

[X] Please Mark
    votes as in
    this example.

   This proxy will be voted and will be voted as specified by the stockholder, but if no choice is specified, it will be voted
                  FOR proposals 1 and 2 and AGAINST proposal 3.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposal 3.
--------------------------------------------------------------------------------
1. Election of directors for
   3-year terms
(01) W.E. Buffett,
(02) M.B. Gifford,
(03) C.R. Goldberg,
(04) M.M. Yang                                           FOR    AGAINST  ABSTAIN

For All             Withhold from    2. Approval of the
Nominees [ ]    [ ] all Nominees        appointment of
                                        KPMG Peat
                                        Marwick LLP
                                        as Auditors      [ ]      [ ]      [ ]

For, except withhold vote from
the following nominee(s):            3.  Shareholder
                                         Proposal -
                                         CERES
                                         Principles      [ ]      [ ]      [ ]

[ ] __________________________
--------------------------------------------------------------------------------

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

                             Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or in other representative capacity, state full title. IMPORTANT - FILL IN DATE

Signature: _________________________________   Date: ________________

Signature: _________________________________   Date: ________________